Free Writing Prospectus pursuant to Rule 433 dated October 11, 2024

Registration Statement No. 333-269296

Market Linked Notes — Upside Participation to a Cap with Quarterly Averaging and Principal Return at Maturity Notes Linked to a Basket due May 3, 2028

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)			Tax conseqeuences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary pricing supplement
Market measure:

An unequally weighted basket (the “basket”) comprised of the following basket components (each referred to as a “basket component,” and collectively as the “basket components”). For each basket component, its weighting percentage also is set forth below:

Underwriting discount:

up to 3.325% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. WFS will receive the underwriting discount of up to 3.325% of the aggregate face amount of the notes sold. The agent may resell the notes to Wells Fargo Advisors (“WFA”) at the original issue price of the notes less a concession of 2.25% of the aggregate face amount of the notes. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

	Basket Component	Weighting Percentage

* In addition, in respect of certain notes sold in this offering, GS&Co. may pay a fee of up to 0.25% of the aggregate face amount of the notes sold to selected notes dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

If the average ending level is less than the starting level, you will not receive any positive return on the notes.

You should read the accompanying preliminary pricing supplement dated October 9, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated October 9, 2024
•
WFS Product Supplement No. 4 dated February 24, 2023
•
Underlier Supplement No. 41 dated September 20, 2024
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

The estimated value of your notes at the time the terms of your notes are set on the pricing date is expected to be between $900 and $930 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your notes.

	Russell 2000® Index (current Bloomberg symbol: “RTY Index”)	50.00%
	S&P 500® Equal Weight Index (current Bloomberg symbol: “SPW Index”)	30.00%
	SPDR® S&P MidCap 400® ETF Trust (current Bloomberg ticker: “MDY UP Equity”)	20.00%
Pricing date:	expected to be October 31, 2024
Issue date:	expected to be November 5, 2024
Final calculation day:	expected to be April 28, 2028
Stated maturity date:	expected to be May 3, 2028
Starting level:	100
Average ending level:

the product of (i) 100 times (ii) the sum of (a) 1 plus (b) the sum of the products, as calculated for each basket component, of: (1) its average basket component return multiplied by (2) its weighting percentage

Average basket return:	average ending level – starting level starting level
Initial basket component value:	with respect to a basket component, the closing value of such basket component on the pricing date
Average basket component value:	with respect to a basket component, the arithmetic average of the closing values of such basket component on the calculation days
Average basket component return:

with respect to a basket component, its “average basket component return” is the percentage change from its initial basket component value to its average basket component value, measured as follows:

average basket component value – initial basket component value initial basket component value

Maximum return:	at least 28.25%
Upside participation rate:	100%
Calculation days:	quarterly, on the 28th day of each January, April, July and October, commencing January 2025 and ending January 2028, and the final calculation day
Payment amount at maturity (for each $1,000 face amount of your notes):
•
if the average ending level is greater than the starting level: $1,000 plus the lesser of:
(i)
$1,000 × average basket return × upside participation rate; and
(ii)
the maximum return; or
•
if the average ending level is less than or equal to the starting level: $1,000
•
CUSIP:	40058FHK2

The notes have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 41, WFS product supplement no. 4 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 41, WFS product supplement no. 4 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 41, WFS product supplement no. 4 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 4, accompanying underlier supplement no. 41, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 4, accompanying underlier supplement no. 41, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “ Risk Factors” in the accompanying WFS product supplement no. 4, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 41, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Receive Only the Face Amount of Your Notes at Maturity
▪
Your Notes Do Not Bear Interest
▪
The Potential for the Value of Your Notes to Increase Will Be Limited
▪
A Decrease in the Level of a Basket Component on One Calculation Day May Offset Increases in the Level of Such Basket Component on Other Calculation Days
▪
The Maturity Payment Amount on Your Notes Is Linked to the Arithmetic Average of the Closing Values of Each Basket Component on Quarterly Calculation Days (Not Only to the Closing Values of Each Basket Component on the Final Calculation Day) and Will Not Be Affected By the Closing Values of Each Basket Component on Any Dates Other Than the Quarterly Calculation Days
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Fund or Any Basket Component Stocks
▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the Basket Fund or Any Basket Component Stock
▪
The Lower Performance of One Basket Component May Offset Increases in the Other Basket Components in the Basket and the Basket Components Are Not Equally Weighted
▪
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

Additional Risks Related to the Russell 2000® Index

▪
There are Small-Capitalization Stock Risks Associated with the Russell 2000® Index

Additional Risks Related to the S&P 500® Equal Weight Index

▪
Except to the Extent The Goldman Sachs Group, Inc. and Wells Fargo & Company (the parent company of WFS) Are Companies Whose Common Stock Comprises the S&P 500® Equal Weight Index, There Is No Affiliation Between the Basket Component Stock Issuers or the S&P 500® Equal Weight Index Sponsor and Us or WFS

Additional Risks Related to the Basket Fund

▪
The Policies of the Basket Fund’s Investment Advisor and the Sponsor of Its Fund Underlying Index Could Affect the Amount Payable on Your Notes and Their Market Value
▪
There Is No Assurance That an Active Trading Market Will Continue for the Basket Fund or That There Will Be Liquidity in Any Such Trading Market; Further, the Basket Fund Is Subject to Management Risks, Securities Lending Risks and Custody Risks
▪
The Basket Fund and Its Fund Underlying Index Are Different and the Performance of the Basket Fund May Not Correlate With the Performance of Its Fund Underlying Index
▪
There Are Mid-Capitalization Risks Associated with the Basket Fund

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

For details about the license agreement between the basket component sponsor for the Russell 2000® Index and the issuer, see “The Underliers – Russell 2000® Index” on page S-89 of the accompanying underlier supplement no. 41.

For details about the license agreement between the underlier sponsor of the S&P 500® Equal Weight Index and the issuer, see “The S&P 500® Equal Weight Index” on page PS-23 of the accompanying preliminary pricing supplement.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components, the terms of the notes and certain risks.